As filed with the Securities and Exchange Commission on August 8, 2005
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONYX SOFTWARE CORPORATION
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	91-1629814 (I.R.S. Employer Identification No.)
1100 — 112th Avenue NE, Suite 100
Bellevue, Washington 98004
(Address of principal executive offices, including zip code)
Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson
Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson
Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson
Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson
(Full title of the plan)
Janice P. Anderson
Chief Executive Officer and Chairman of the Board
Onyx Software Corporation
1100 — 112th Avenue NE, Suite 100
Bellevue, Washington 98004
(425) 451-8060
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Alan C. Smith
Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900
Seattle, Washington 98104

CALCULATION OF REGISTRATION FEE

	Maximum	Proposed Maximum
Title of Securities	Amount to Be	Offering Price Per	Proposed Maximum	Amount of
to Be Registered	Registered(1)(2)	Share(3)	Aggregate Offering Price	Registration Fee
Common Stock, $0.01 par value, subject to outstanding options:
Under individual stock option agreement in Exhibit 99.1	300,000 shares	$3.855	$1,156,500	$136.12
Under individual stock option agreement in Exhibit 99.2	50,000 shares	$3.855	$192,750	$22.69
Under individual stock option agreement in Exhibit 99.3	125,000 shares	$5.50	$687,500	$80.92
Under individual stock option agreement in Exhibit 99.4	125,000 shares	$11.50	$1,437,500	$169.19
TOTAL	600,000 shares		$3,474,250	$408.92

(1)	This Registration Statement shall also cover any additional shares of common stock that become issuable under the plan or the individual option letter agreements registered hereby by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Each share covered by this Registration Statement is accompanied by a preferred stock purchase right pursuant to the Rights Agreement between Onyx Software Corporation and Mellon Investor Services L.L.C. (formerly ChaseMellon Shareholder Services L.L.C.) dated as of October 25, 1999.

(3)	Pursuant to Rule 457(h) of the Securities Act of 1933, as amended, or the Securities Act, the computation is based on the exercise price per share of the outstanding but unexercised options granted under the individual option letter agreements, the shares subject to which are registered hereby.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents filed with the Securities and Exchange Commission, or SEC, are hereby incorporated by reference into this registration statement:
          (a) The registrant’s Annual Report on Form 10-K for the year ended December 31, 2004 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended, or Exchange Act, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed;
          (b) The registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;
          (c) The registrant’s Current Reports on Form 8-K filed on January 24, 2005, January 26, 2005, March 15, 2005, March 18, 2005, May 13, 2005, July 14, 2005 and August 3, 2005; and
          (d) The registrant’s registration statements on Form 8-A filed on February 8, 1999 and October 28, 1999, which contain descriptions of the registrant’s common stock and Series A Preferred Stock purchase rights.
     All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the filing of a post-effective amendment that indicates that the securities offered hereby have been sold or that deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into and to be a part of this registration statement, commencing on the respective dates on which such documents are filed.
Item 4. DESCRIPTION OF SECURITIES
     Not applicable.
Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     None.
Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act, or WBCA, authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933. Section 10 of the registrant’s bylaws provides for indemnification of the registrant’s directors, officers, employees and agents to the maximum extent permitted by Washington law. The directors and officers of the registrant also may be indemnified against liability they incur for serving in that capacity under a directors’ and officers’ liability insurance policy maintained by the registrant.
     Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Section 5.2 of the registrant’s articles of incorporation contains provisions implementing, to the fullest extent permitted by Washington law, these limitations on a director’s liability to the registrant and its shareholders.

     The registrant has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements provide the registrant’s officers and directors with indemnification to the fullest extent permitted by applicable law.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
Item 8. EXHIBITS

Exhibit
Number	Description

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)

99.2	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)

99.3	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)

99.4	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)
Item 9. UNDERTAKINGS
A. The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bellevue, state of Washington, on this 8th day of August, 2005.

ONYX SOFTWARE CORPORATION
By:	/s/ Janice P. Anderson
Janice P. Anderson
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below constitutes and appoints Janice P. Anderson and Robert J. Chamberlain, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on this 8th day of August, 2005.

Signature	Title

/s/ Janice P. Anderson Janice P. Anderson	President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board
/s/ Robert J. Chamberlain Robert J. Chamberlain	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Teresa A. Dial Teresa A. Dial	Director
/s/ William B. Elmore William B. Elmore	Director
/s/ William Porter William Porter	Director
/s/ Daniel R. Santell Daniel R. Santell	Director
Robert M. Tarkoff	Director

INDEX TO EXHIBITS

Exhibit
Number	Description
5.1	Opinion of Orrick, Herrington & Sutcliffe LLP regarding the legality of the common stock being registered

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in the opinion filed as Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)

99.2	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)

99.3	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)

99.4	Stock Option Agreement, dated June 7, 2004, between the registrant and Janice P. Anderson (incorporated by reference to the registrant’s Current Report on Form 8-K filed June 9, 2004)